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                                                                    EXHIBIT 99.1

[WILLIAMS LOGO]

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09/20/2001

                       WILLIAMS BOARD NAMES STEVE MALCOLM

                      PRESIDENT AND CHIEF OPERATING OFFICER

TULSA -- The board of directors of Williams (NYSE:WMB) today named Steven J. Malcolm as president and chief operating officer effective immediately. Formerly president and chief executive officer of Williams Energy Services and executive vice president of Williams, Malcolm also was elected to the board.

Keith E. Bailey, 59, will relinquish his responsibilities as president of the company and will remain chairman of the board and chief executive officer until his expected retirement at the next annual meeting of shareholders on May 17, 2002. Bailey was elected president in 1992 and chairman in 1994.

"Our announcement today is the next step in the planned transition that was formally announced in March," said Bailey. "I have great confidence in the board's decision to put Steve in line to replace me. I know that the company is in excellent hands. He has 31 years of industry experience, the last 17 with Williams.

Bailey said Malcolm, 52, "has demonstrated he can deliver outstanding performance that is consistent with the values of our people and of Williams. From 1998, when he was named to lead our energy services unit, that business group has grown its profitability from $395 million per year to potentially more than $2 billion this year.

"Under his leadership, Williams successfully completed major acquisitions - such as significant western Canadian natural gas gathering assets in late 2000 and most recently Barrett Resources, a premier natural gas exploration and production company," Bailey said. "Steve also led a disciplined analysis of our entire portfolio of lightly or unregulated energy assets. This has resulted in Williams selling a number of businesses that did not fit our strategic focus, as well as the investment of significant capital in the businesses that reflect that focus - some $8.3 billion from 1998 through the end of this year's plan. Earlier this year, we completed an initial public offering of a master limited partnership that has been described as one of the most successful of the year."

Malcolm said, "I have been truly proud to work for our company over the past 17 years. We have a meaningful, values-based culture with an energetic and talented workforce. The senior management team in place today is seasoned and dedicated with some 157 years of combined experience - 74 of

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that with Williams. With Keith's collegial style of management, we have been allowed to play significant roles in the success of the past, as well as in charting an exciting course that we believe, given the array of growth prospects that are under active development, holds the promise of steady and substantial growth."

Bailey said he believes now is "an especially good time to make the transition. We remain on track to produce earnings this year consistent with our previous guidance and to be positioned to grow from that level by 20 percent per year for the foreseeable future. That level of performance will support Steve and his management team as they continue to work to produce the kind of results our shareholders have come to expect."

Malcolm becomes the sixth president of Williams since it became a public company in 1957, following Bailey, Vernon T. Jones, Barry J. Galt, Joseph H. Williams and John H. Williams.

Bailey said the Office of the Chairman formed earlier this year to begin shaping the transition will be dissolved. Cuba Wadlington Jr., president and chief executive officer of Williams' gas pipeline unit who was appointed to the office to aid in the transition, will continue to head Williams' industry-leading natural gas pipeline division. He also will remain an executive vice president of Williams.

Malcolm said he expects additional announcements throughout the balance of this year as decisions are made to re-align the management structure of Williams, further improving the company's capability to compete in domestic and international energy markets.

Malcolm joined Williams in 1984 from Cities Service Company and has since held a number of management positions of increasing responsibility. He holds a bachelor's degree in civil engineering from the University of Missouri - Rolla, and has attended advanced management training courses at Northwestern University.

He sits on the board of the Tulsa Area United Way and serves on that agency's endowment committee, and on the boards of the YMCA and the Tulsa Community Foundation. He also serves on the YMCA Executive Committee; Northwestern University Transportation Center's Business Advisory Committee and the Metropolitan Tulsa Chamber of Commerce Board of Advisors. Born in St. Louis, he and his wife, Gwen, reside in Tulsa and are the parents of a daughter, Rebecca.

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at http://www.williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.


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CONTACT INFORMATION:

Jim Gipson, Williams     Rick Rodekohr, Williams     Richard George, Williams
(media relations)        (investor relations)        investor relations)
(918) 573-2111           (918) 573-2087              (918) 573-3679
Jim.gipson@williams.com  Rick.rodekohr@williams.com  Richard.george@williams.com


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